DEED OF ACKNOWLEDGEMENT AND VARIATION TO SHARE PURCHASE AGREEMENT

1.BACKGROUND

On 8 May 2024, Critical Minerals Consulting Pty Ltd, Nysha Investments Pty Ltd, FBG Consulting Corp, Summit Strategies LLC, Yarrawindi Holdings Pty Ltd, Global Uranium Acquisition Corp Pty Ltd and Snow Lake Resources Ltd. entered into a share purchase agreement (Agreement).

Capitalised terms that are not otherwise defined in this deed have the meanings given in the Agreement.

Under the Agreement, the Sellers agreed to sell, and the Buyer agreed to purchase, 100% of the Global Shares.

The purpose of this deed is to confirm that Nysha Investments Pty Ltd, one of the Sellers, entered into the Agreement in its own right and in its capacity as trustee for Nysha Investments Trust.

2.ACKNOWLEDGEMENT AND VARIATION

By execution of this deed, the Parties acknowledge and agree that:

(a)Nysha Investments Pty Ltd entered into the Agreement in its own right and in its capacity as trustee for Nysha Investments Trust;

(b)on and with effect from 8 May 2024 (being, the date of execution of the Agreement) (Effective Date), the Agreement is amended on the terms set out in the Schedule to this deed;

(c)the provisions of the Agreement shall be construed and shall be given effect in all respects as if it had been amended by this deed on the Effective Date;

(d)the Agreement and this deed are to be read and construed as one document; and

(e)all the provisions of the Agreement which were in full force and effect at the date of this deed remain in full force and effect, other than as varied by this deed.

3.GENERAL

(a)Each Party represents and warrants that this deed is duly authorised, executed and delivered on behalf of that Party and constitutes a valid and legally binding agreement of that Party enforceable in accordance with its terms.

(b)Each of the Parties will pay their respective legal, accounting and other professional advisory fees, costs and expenses incurred in connection with the preparation, execution and delivery of this deed.

(c)This deed is made under and will be governed by and construed in accordance with the laws of Ontario, Canada.

(d)Any inconsistency between the Agreement and this deed will be interpreted in such a manner as to give effect to this deed.

(e)This deed may be executed in any number of counterparts and by different Parties in separate counterparts. Each counterpart when so executed is deemed an original but all of which together constitute one and the same instrument.

EXECUTED by the Parties as a deed.

Dated thisday of2024.

EXECUTED by GLOBAL URANIUM ACQUISITION CORP PTY LTD ACN 676 033 131 in accordance with section 127 of the Corporations Act 2001 (Cth):	) ) ) ) )

Bhavdip Sanghavi
Name of sole director who states that he or she is the sole director of Global Uranium Acquisition Corp Pty Ltd		Signature of sole director

EXECUTED by NYSHA INVESTMENTS PTY LTD ACN 649 688 120 in its own capacity and in its capacity as trustee for NYSHA INVESTMENTS TRUST in accordance with section 127 of the Corporations Act 2001 (Cth):	) ) ) )

Signature of director		Signature of director/company secretary*

Bhavdip Sanghavi		Hetal Sanghavi
Name of director		Name of director/company secretary*

*please delete as applicable

EXECUTED by YARRAWINDI HOLDINGS PTY LTD ACN 653 433 473 in accordance with section 127 of the Corporations Act 2001 (Cth):	) ) ) ) )

Andrew Denniss
Name of sole director and company secretary who states that he or she is the sole director and company secretary of Yarrawindi Holdings Pty Ltd		Signature of sole director and sole company secretary

EXECUTED by CRITICAL MINERALS CONSULTING PTY LTD ACN 672 066 867 in accordance with section 127 of the Corporations Act 2001 (Cth):	) ) ) ) )

Bhavdip Sanghavi
Name of sole director and company secretary who states that he or she is the sole director and company secretary of Critical Minerals Consulting Pty Ltd		Signature of sole director and sole company secretary

EXECUTED by FBG CONSULTING CORP in accordance with its constituent documents and place of incorporation:	) ) )

Feliberto Gurat
Director

Director/Secretary

EXECUTED by SUMMIT STRATEGIES LLC in accordance with its constituent documents and place of incorporation:	) ) )

Yoseph Stam
Director

Director/Secretary

EXECUTED by SNOW LAKE RESOURCES LTD. in accordance with its constituent documents and place of incorporation:	) ) )

Director

Director/Secretary

SCHEDULE – AMENDMENTS TO THE AGREEMENT

(a)references in the Agreement to Nysha Investments Pty Ltd are to be read and construed as references to Nysha Investments Pty Ltd in its own capacity and in its capacity as trustee for Nysha Investments Trust.

(b)The following is inserted as a new clause 3.1(o):

Trustee: Where a Seller has entered into this Agreement in its capacity as trustee of a trust:

(i)it is the only trustee of that trust and has been validly appointed as trustee of that trust and it is not aware of any action to remove or replace it as trustee of that trust;

(ii)it has entered into this Agreement in its capacity as trustee of that trust;

(iii)it has power under the trust deed to enter into and observe and perform its obligations under this Agreement, including the power to sell the Global Shares held by it and to transfer legal and beneficial title in and to the Global Shares held by it to the Buyer;

(iv)it has obtained all necessary resolutions, consents and approvals required to enter into this Agreement and the execution, delivery and performance of this Agreement will not result in a breach of, or constitute a default under, the trust deed;

(v)the entry into and the performance of this Agreement by it is for the benefit of the beneficiaries of that trust, whose consents (if necessary) have been duly obtained and are in full force and effect;

(vi)that trust has not been terminated and no vesting of that trust’s property has occurred, and it is not aware of any action proposed to terminate or vest the property of that trust; and

(vii)it has a right to be indemnified fully out of that trust’s assets in respect of all of the obligations and liabilities incurred by it, or which may be incurred by it, under this Agreement.